News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS, INC. REPORTS FOURTH QUARTER 2017 RESULTS

Philadelphia, PA - February 7, 2018. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the fourth quarter and year ended December 31, 2017.

Highlights

•	Loss per share of $0.67 for the quarter, including non-cash charge of $1.32 per share for impact of U.S. tax reform

•	Adjusted earnings per share of $0.79 for the quarter; $4.03 full year versus $3.93 in 2016

•	Full year cash flow from operations of $760 million; adjusted free cash flow of $503 million

•	Beverage can volumes grew 4.5% in quarter

•	Entered into agreement to acquire Signode Industrial Group

Net sales in the fourth quarter increased to $2,168 million compared to $1,923 million in the fourth quarter of 2016, reflecting increased global beverage and food can volumes, the pass through of higher raw material costs, and $83 million of favorable currency translation.

Income from operations was $222 million in the fourth quarter of 2017. Segment income improved to $245 million in the quarter over the $236 million in the fourth quarter of 2016, including an $11 million benefit from currency translation.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “Our solid fourth quarter and full year operating results were in line with expectations and reflect strong performances throughout the Company’s global businesses.  We exceeded our adjusted free cash flow projections due to another year of excellent working capital performance.  Global beverage can volumes advanced three percent for the full year with particularly robust shipments in Europe, Latin America and Southeast Asia.

“In January 2018, ahead of schedule, the new glass facility in Chihuahua, Mexico commenced operations to serve the expanding beer market in the northern part of the country.  Additional growth projects completed in 2017 included the start-up of a two-line beverage can plant in Nichols, New York, the conversion of a second beverage can line in Custines, France from steel to aluminum, a beverage can capacity expansion in Colombia, the commencement of a one-line beverage can facility in Jakarta, Indonesia and the addition of a second production line to our Danang, Vietnam beverage can plant.  In 2018, we expect to begin production at our new one-line beverage can plant in Yangon, Myanmar during the second quarter and our new two-line beverage can facility in Valencia, Spain during the fourth quarter.  The Valencia plant will commence our conversion from steel to aluminum for beverage cans in the growing Spanish market.  Additionally, we will construct a third beverage can line at our existing plant in Phnom Penh, Cambodia. These initiatives reflect that the can continues to become the increasingly preferred package of beverage marketers and consumers around the world.

“In December 2017, Crown announced that it has entered into an agreement to acquire Signode Industrial Group, a leading global provider of transit packaging systems and solutions, from The Carlyle Group for cash consideration of $3.91 billion.  With this acquisition, Crown adds a portfolio of premier transit and protective packaging franchises to its existing metal packaging businesses, further broadening and diversifying our customer base and significantly increasing cash flow.  Signode’s products supply critical in-transit protection to high value, high volume goods across a number of end-markets, including metals, food and beverage, corrugated, construction and agriculture, among others.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Combined with its highly engineered equipment and service business, Signode’s geographic and product mix will provide a strong platform for value creation.”

Interest expense was $65 million in the fourth quarter of 2017 compared to $62 million in 2016 primarily due to an increase in average borrowing rates.

During the fourth quarter of 2017, the Company recorded a tax charge of $177 million to recognize the estimated impact of the Tax Cuts and Jobs Act (the “Act”). The charge primarily includes an adjustment to write down the Company’s existing U.S. net deferred tax assets to account for a reduction in the U.S. statutory rate from 35% to 21%, and provisional adjustments principally for the estimated impact of deemed repatriation of foreign earnings. The provisional elements of the charge represent a reasonable estimate of the impact of certain requirements of the Act and will be updated as new information becomes available during the measurement period, which concludes in December 2018. The Company does not expect these charges to result in the payment of cash due to its anticipated use of existing tax attributes to offset any tax payments that would otherwise be owed.

The net loss attributable to Crown Holdings in the fourth quarter of 2017 was $89 million compared to income of $65 million in the fourth quarter of 2016. The reported loss per share was $0.67 in the fourth quarter of 2017 compared to diluted earnings per share of $0.47 in the prior year quarter. Adjusted diluted earnings per share were $0.79 compared to $0.71 in the fourth quarter of 2016.

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

In connection with the Signode transaction discussed above, in January of this year the Company, through its subsidiaries, issued €335 million principal amount of 2.25% senior unsecured notes due 2023, and €500 million principal amount of 2.875% senior unsecured notes and $875 million principal amount of 4.75% senior unsecured notes due 2026. The Company also entered into agreements with lenders for €750 million and $1.25 billion of Term Loan B borrowings to be drawn at the closing of the acquisition.

On January 3, 2018, the Company issued a Worker Adjustment and Retraining Notification (WARN) announcing its intention to close the Lawrence, Massachusetts beverage can manufacturing facility.  The facility consists of two production lines with a capacity of 1.6 billion 12-ounce beverage cans per year and employs approximately 100 people.

Full Year Results
Net sales for the full year were $8,698 million compared to $8,284 million in 2016, primarily due to increased global beverage and food can volumes, the pass through of higher raw material costs, and $19 million of favorable currency translation.

Income from operations was $1,077 million in 2017. Segment income improved to $1,128 million over the $1,078 million in 2016, including a benefit of $5 million from currency translation.

Interest expense was $252 million in 2017 compared to $243 million in the prior year primarily due to an increase in average borrowing rates. .

Net income attributable to Crown Holdings for 2017 was $323 million compared to $496 million in 2016. Reported diluted earnings per share were $2.38 compared to $3.56 in 2016. Adjusted diluted earnings per share were $4.03 compared to $3.93 in 2016.

During 2017, the Company purchased 6.2 million shares of its common stock for $339 million.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Outlook
Excluding the impact of the Signode acquisition discussed above, the Company currently expects first quarter and full year 2018 adjusted diluted earnings per share to be in the ranges of $0.75 to $0.85 per share and $4.30 to $4.50 per share, respectively. Also excluding the impact of the acquisition, the Company currently expects a full year 2018 adjusted effective tax rate of approximately 26%, cash provided by operating activities (before the impact of new accounting guidance discussed below) of approximately $925 million, and capital expenditures of approximately $425 million.

Impact of New Accounting Pronouncements in 2018
As previously disclosed in each of the Company’s filings on Form 10-Q for 2017, three recently issued accounting standards are expected to have an impact on the Company’s reporting and disclosure in 2018.

Under new guidance, only the service cost component of pension and postretirement benefit costs will be presented with other compensation costs as a deduction in arriving at income from operations. The remaining components will be reported outside income from operations as a separate line item. The expected impact of this guidance on the Company’s 2018 results will be a reduction in income from operations of approximately $67 million as compared to what would have been reported under the previous guidance, with an offsetting gain reported below income from operations and no impact on net income or earnings per share. Prior period results will be restated to reflect the new guidance.

The Company expects that new guidance related to the classification of certain cash receipts and payments associated with its receivables securitization programs will result in a change to the classification of these payments on the statement of cash flows. Specifically, the Company expects that certain cash receipts that were previously reported as cash from operating activities will now be reported as cash from investing activities. The Company intends to revise its definition of adjusted free cash flow in 2018 to include those receipts that were previously reported in operating activities and will now be reported as investing activities. The change in classification will have no impact on cash available for debt payment or other uses. Prior period cash flow statements will be restated to reflect the new guidance.

The Company expects that new revenue recognition rules will accelerate the timing of revenue recognized on certain of its products. The new rules are not expected to materially impact the amount of revenue recognized over the full year of 2018 when compared to the previous accounting guidance, but could have an impact on the amounts recognized on a quarterly basis. Upon adoption of the standard on January 1, 2018, the Company will record unbilled receivables, representing revenue that is accelerated as of that date under the new guidance, with offsets to reduce inventory and record net profit directly in equity. The new guidance will have no impact on cash flow from operations or free cash flow. Prior period results will not be restated to reflect the new guidance.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net income, the adjusted effective tax rate, adjusted earnings per share, and the information presented excluding the impact of currency translation are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share, effective tax rates or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow as the principal measure of its liquidity. The Company considers both of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, and information excluding the impact of currency translation are useful in

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Reconciliations of estimated adjusted diluted earnings per share for the first quarter and full year of 2018 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring costs, asset impairment charges, acquisition related costs including fair value adjustments to inventory, asbestos-related charges, losses from early extinguishment of debt, the tax impact of the items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted free cash flow provides a meaningful measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or possible future dividends. Segment income, adjusted free cash flow, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and information excluding the impact of currency translation are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and information unadjusted for currency translation can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, February 8, 2018 at 9:00 a.m. (EST) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (630) 395-0227 or toll-free (888) 606-8412 and the access passcode is “packaging”. A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on February 15. The telephone numbers for the replay are (203) 369-3622 or toll free (888) 566-0708.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of currency translation; the continuation of performance trends in 2018; the Company’s ability to successfully complete and begin production at capacity expansion projects within expected timelines and budgets in Cambodia, Myanmar, and Spain; continued performance improvements at new plants and capacity expansions in Colombia, France, Indonesia, Mexico and New York; continued global beverage, food and aerosol can growth; customer and consumer preference for beverage cans; the Company’s ability to close the Signode transaction on the anticipated timeframe or at all, including whether the transaction will be approved by competition authorities in relevant jurisdictions; whether the operations of Signode can be successfully integrated in the Company’s operations; the Company’s ability to generate expected earnings and cash flow provided by operating activities in 2018 while maintaining capital expenditures at forecasted levels; the timing and amount of future adjustments, if any, to the provisional tax charges recorded as part of the Tax Cuts and Jobs Act; the cash tax impact of the Act and the impact of new accounting pronouncements on the Company’s reporting and disclosure in 2018 that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2016 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720
Ed Bisno, Bisno Communications, (212) 717-7578

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net sales	$2,168	$1,923	$8,698	$8,284

Cost of products sold	1,758	1,533	6,952	6,583
Depreciation and amortization	64	59	247	247
Selling and administrative expense	99	93	371	368
Provision for asbestos	3	21	3	21
Restructuring and other	22	25	48	44
Income from operations (1)	222	192	1,077	1,021

Foreign exchange	—	6	4	(16)
Interest expense	65	62	252	243
Interest income	(5)	(4)	(15)	(12)
Loss from early extinguishment of debt	—	—	7	37
Income before income taxes	162	128	829	769
Provision for income taxes	223	35	401	186
Net income/(loss)	(61)	93	428	583
Net income attributable to noncontrolling interests	(28)	(28)	(105)	(87)
Net income/(loss) attributable to Crown Holdings	$(89)	$65	$323	$496

Earnings/(loss) per share attributable to Crown Holdings common shareholders:
Basic	$(0.67)	$0.47	$2.39	$3.58
Diluted	$(0.67)	$0.47	$2.38	$3.56

Weighted average common shares outstanding:
Basic	133,445,697	138,783,951	135,286,296	138,527,233
Diluted	133,804,236	139,527,141	135,608,800	139,314,402
Actual common shares outstanding	134,275,609	139,840,228	134,275,609	139,840,228

(1) A reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income and Constant Currency Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to add back provisions for asbestos and restructuring and other, and the timing impact of hedge ineffectiveness.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Income from operations	$222	$192	$1,077	$1,021
Provision for asbestos	3	21	3	21
Provision for restructuring and other	22	25	48	44
Impact of hedge ineffectiveness (1)	(2)	(2)	—	(8)
Segment income	245	236	1,128	1,078
Foreign currency translation (2)	(11)	—	(5)	—
Constant currency segment income	$234	$236	$1,123	$1,078
(1) Included in cost of products sold

Segment Information

	Three Months Ended December 31,			Year Ended December 31,
Net Sales	2017	2017 at	2016	2017	2017 at	2016
	Actual	2016 rates (2)	Actual	Actual	2016 rates (2)	Actual
Americas Beverage	$762	$749	$689	$2,928	$2,928	$2,757
North America Food	165	164	148	679	679	652
European Beverage	324	307	291	1,457	1,459	1,420
European Food	458	417	396	1,935	1,909	1,855
Asia Pacific	312	305	277	1,177	1,176	1,116
Total reportable segments	2,021	1,942	1,801	8,176	8,151	7,800
Non-reportable segments	147	143	122	522	528	484
Total net sales	$2,168	$2,085	$1,923	$8,698	$8,679	$8,284

Segment Income
Americas Beverage	$129	$128	$127	$474	$475	$456
North America Food	10	10	12	71	71	69
European Beverage	38	35	39	239	238	243
European Food	37	32	32	247	244	244
Asia Pacific	44	43	41	168	167	152
Total reportable segments	258	248	251	1,199	1,195	1,164
Non-reportable segments	16	15	18	68	69	70
Corporate and other unallocated items	(29)	(29)	(33)	(139)	(141)	(156)
Total segment income	$245	$234	$236	$1,128	$1,123	$1,078

(2) Information presented for 2017 at 2016 rates represents financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior year period. In order to compute constant currency results, the Company multiplies or divides, as appropriate, the current year U.S. dollar results by the current year average foreign exchange rates and then multiplies or divides, as appropriate, those amounts by the applicable prior year average foreign exchange rates.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

	Three Months Ended				Year Ended
	December 31,				December 31,
	2017		2016		2017		2016
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$(89)	$(0.67)	$65	$0.47	$323	$2.38	$496	$3.56
Provision for asbestos (1)	3.02		21.15		3.02		21.15
Restructuring and other (2)	22.16		25.18		48.35		44.32
Loss from early extinguishment of debt (3)	—	—	—	—	7.05		37.27
Impact of hedge ineffectiveness (4)	(2)	(.01)	(2)	(.02)	—	—	(8)	(.06)
Income taxes (5)	172	1.29	(10)	(.07)	166	1.23	(43)	(.31)
Adjusted net income/diluted earnings per share	$106	$0.79	$99	$0.71	$547	$4.03	$547	$3.93

Effective tax rate as reported	137.7%		27.3%		48.4%		24.2%
Adjusted effective tax rate (6)	27.6%		26.2%		26.5%		26.5%

(1)
In the fourth quarters of 2017 and 2016, the Company recorded charges of $3 million ($2 million net of tax) and $21 million ($13 million net of tax) to increase its reserves for asbestos related liabilities.

(2)
In the fourth quarter of 2017, the Company recorded restructuring and other charges of $13 million ($11 million net of tax) primarily due to costs related to the planned closures of a U.S. beverage can facility and a promotional packaging facility in Europe. For the full year of 2017, the Company recorded charges of $36 million ($29 million net of tax) that additionally included costs to settle a litigation matter related to Mivisa that arose prior to its acquisition by Crown in 2014. In the fourth quarter and full year of 2016, the Company recorded restructuring and other charges of $8 million ($7 million net of tax) and $30 million ($24 million net of tax) including pension settlement charges.

In the fourth quarter and full year of 2017, the Company recorded charges of $9 million ($7 million net of tax) and $12 million ($11 million net of tax) for asset sales and impairments primarily due to the closure of a beverage can plant in China and planned closures of a U.S. beverage can plant in the U.S. and a promotional packaging facility in Europe. In the fourth quarter and full year of 2016, the Company recorded charges of $17 million ($13 million net of tax) and $14 million ($12 million net of tax).

(3)
In the second quarter of 2017, the Company recorded a charge of $7 million ($5 million net of tax) for the write off of deferred financing fees in connection with the refinancing of its term loan and revolving credit facilities. In the first quarter of 2016, the Company recorded a charge of $27 million ($17 million net of tax) for premiums paid and the write off of deferred financing fees in connection with the redemption of its $700 million notes due 2021. In the third quarter of 2016, the Company recorded a charge of $10 million ($7 million net of tax) for the write off of deferred financing fees in connection with the early repayment of a portion of its Term Loan A borrowings.

(4)
In the fourth quarter of 2017, the Company recorded a benefit of $2 million ($2 million net of tax) in cost of products sold related to the timing impact of hedge ineffectiveness caused primarily by volatility in the metal premium component of aluminum prices. There was no impact for the full year of 2017. In the fourth quarter and full year of 2016, the Company recorded benefits of $2 million ($1 million net of tax), and $8 million ($6 million net of tax).

(5)
In the fourth quarter and full year of 2017, the Company recorded income tax benefits of $5 million and $11 million related to the items described above. Also in the fourth quarter of 2017, the Company recorded a charge of $177 million to recognize the impact of the “Tax Cut and Jobs Act”. In the fourth quarter and full year of 2016, the Company recorded income tax benefits of $12 million and $27 million related to the items described above. Also in the fourth quarter of 2016, the Company recorded charges of $2 million due to tax law changes in France. In the third quarter of 2016, the Company recorded charges of $13 million in connection with tax contingencies related to the Mivisa acquisition and a corporate restructuring, and benefits of $31 million to reverse tax valuation allowances in Canada.

(6)	Income tax effects on adjusted net income were calculated using the applicable tax rates of the underlying jurisdictions.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

December 31,	2017	2016
Assets
Current assets
Cash and cash equivalents	$424	$559
Receivables, net	1,041	865
Inventories	1,385	1,245
Prepaid expenses and other current assets	224	172
Total current assets	3,074	2,841

Goodwill and intangible assets	3,518	3,263
Property, plant and equipment, net	3,239	2,820
Other non-current assets	832	675
Total	$10,663	$9,599

Liabilities and equity
Current liabilities
Short-term debt	$62	$33
Current maturities of long-term debt	64	161
Accounts payable and accrued liabilities	3,124	2,702
Total current liabilities	3,250	2,896

Long-term debt, excluding current maturities	5,217	4,717
Other non-current liabilities	1,273	1,318

Noncontrolling interests	322	302
Crown Holdings shareholders' equity	601	366
Total equity	923	668
Total	$10,663	$9,599

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Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Year Ended December 31,	2017	2016

Cash flows from operating activities
Net income	$428	$583
Depreciation and amortization	247	247
Provision for restructuring and other	48	44
Pension expense	16	28
Pension contributions	(296)	(103)
Stock-based compensation	23	20
Income taxes	247	16
Working capital changes and other	47	95
Net cash provided by operating activities (1)	760	930

Cash flows from investing activities
Capital expenditures	(498)	(473)
Other	(11)	31
Net cash used for investing activities	(509)	(442)

Cash flows from financing activities
Net change in debt	12	(566)
Dividends paid to noncontrolling interests	(93)	(80)
Common stock repurchased	(339)	(8)
Debt issue costs	(16)	(18)
Other, net	36	56
Net cash used for financing activities	(400)	(616)

Effect of exchange rate changes on cash and cash equivalents	14	(30)

Net change in cash and cash equivalents	(135)	(158)
Cash and cash equivalents at January 1	559	717

Cash and cash equivalents at December 31	$424	$559

(1) Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation from net cash from operating activities to adjusted free cash flow for the three and twelve months ended December 31, 2017 and 2016 follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net cash from operating activities	$272	$554	$760	$930
Capital expenditures	(216)	(229)	(498)	(473)
Free cash flow	56	325	262	457
Pension prefunding (2)	241		241
Premiums paid to retire debt early	—	—	—	22
Adjusted free cash flow	$297	$325	$503	$479

(2) Net cash from operating activities for the three and twelve months ended December 31, 2017 includes the impact of a voluntary prefunding contribution to the Company’s U.K. defined benefit pension plan that will reduce future contributions that would otherwise be made.